INCORPORATED UNDER THE LAWS OF THE
STATE OF NEVADA

NUMBER 9201

SHARES

CUSIP NO. 29765X 10 1

Ethos®
ENVIRONMENTAL, INC.

900,000,000 AUTHORIZED SHARES $.0001 PAR VALUE NON-ASSESSABLE

This Certifies that

is the registered holder of

Shares of ETHOS ENVIRONMENTAL, INC. *Common Stock*

transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness *the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.*

Dated:

COUNTERSIGNED AND REGISTERED
ACTION STOCK TRANSFER
7069 S. Highland Drive, #300, Salt Lake City, UT 84121
By
TRANSFER AGENT AND REGISTRAR - AUTHORIZED SIGNATURE

SECRETARY

ETHOS ENVIRONMENTAL, INC. CORPORATE Seal NEVADA

PRESIDENT